FS Investment Corporation III 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC III Announces Closing of Offering to Independent Broker-Dealer Network

– Offering to Remain Open to Registered Investment Advisor Network –

PHILADELPHIA, PA, December 18, 2015 – FS Investment Corporation III (FSIC III), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced that on or about February 3, 2016, investment in the common stock of FSIC III will be closing to investors who purchase shares through the independent broker-dealer channel. After this date, the offering of FSIC III’s shares will remain open to investors who purchase shares through the registered investment advisor channel.

About FSIC III

FSIC III is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC III focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $81 billion in assets under management as of September 30, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $17.0 billion in assets as of September 30, 2015, and is the largest manager of BDC assets with $15.7 billion in BDC assets under management as of September 30, 2015. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements and Important Disclosure Notices

This press release may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC III. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC III makes with the U.S. Securities and Exchange Commission. FSIC III undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.